Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-146951, 333-115576 and 333-103845) pertaining to the Hub Group, Inc. 2002 Long Term Incentive Plan, Form S-8 No. 333-107745 pertaining to the Hub Group Employee Profit Sharing Plan and Trust, Form S-8 No. 333-33006 pertaining to the Hub Group, Inc. 1999 Long-Term Incentive Plan and Form S-8 No. 333-48185 pertaining to the Hub Group, Inc. 1997 Long-Term Incentive Plan, of our reports dated February 24, 2011, with respect to the consolidated financial statements and schedule of Hub Group, Inc., and the effectiveness of internal control over financial reporting of Hub Group, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Chicago, Illinois

February 24, 2011